UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      April 22, 2004

Safety Components International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

41 Stevens Street, Greenville, South Carolina 29605

(Address, Including Zip Code, of Principal Executive Offices)

(864) 240-2600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

     On September 29, 2003, Zapata Corporation (“Zapata”), filed a Schedule 13D with the Securities and Exchange Commission (the “Commission”) indicating that as of September 18, 2003 it had acquired 2,663,905 shares of common stock, par value $0.01 per share (the “Common Stock”), of Safety Components International, Inc. (the “Company”) constituting approximately 53.7% of the issued and outstanding shares of the Common Stock. On October 6, 2003, Zapata filed an amendment to its Schedule 13D, indicating that it had acquired an additional 1,498,489 shares of Common Stock, resulting in its ownership increasing to approximately 83.9% of the issued and outstanding Common Stock. As a result, the consolidated federal income tax group of the Company terminated and the Company and its subsidiaries became members of the consolidated federal income tax group of Zapata.

     Zapata and the Company have entered into a Tax Sharing and Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for taxable periods attributable to the filing of consolidated or combined income tax returns as part of the Zapata consolidated federal income tax group. Pursuant to the Tax Sharing and Indemnity Agreement, the Company will be required to pay Zapata its share of federal income taxes, if any. In addition, each party will be required to reimburse the other party for its use of either party’s tax attributes. Similar provisions apply under the Tax Sharing and Indemnity Agreement to other taxes, such as state and local income taxes.

     Due to recent exercises of options to purchase Common Stock of the Company, on or about April 1, 2004, the number of shares of Common Stock outstanding has increased and Zapata’s ownership has been reduced to less than 80% (approximately 79.9%). As a result, Zapata will no longer consolidate the Company and its subsidiaries in its consolidated federal tax returns. The Company will now proceed with taking the necessary steps regarding its tax filing status separate from Zapata and is evaluating the impact of these developments in this regard.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safety Components International, Inc.

Date: April 22, 2004	By:	/s/ Brian P. Menezes

	Name:	Brian P. Menezes